Exhibit 1

Joint Filing Agreement
The undersigned hereby agree that a single Schedule 13D (or any amendment thereto) relating to the Common Stock of LifeVantage Corporation shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13D.

Dated: July 17, 2015

/s/ Dell Loy Hansen
Dell Loy Hansen

HANSEN GUARANTY, LLC

By:	/s/ Dell Loy Hansen
Name:	Dell Loy Hansen
Title:	Manager